As filed with the Securities and Exchange Commission on November 25, 2019

Securities Act File No. 333-232145

U.S. SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM N-14

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

Pre-Effective Amendment
[ ]
Post-Effective Amendment
No. 1	[X]

(Check appropriate box or boxes)

FINANCIAL INVESTORS TRUST

(Exact name of Registrant as Specified in Charter)

1290 Broadway, Suite 1000

Denver, CO 80203

(Address of principal executive offices) (Zip Code)

Registrant’s Telephone Number, including Area Code: (303) 623-2577

Karen Gilomen

Financial Investors Trust

1290 Broadway, Suite 1000

Denver, CO 80203

(Name and Address of Agent of Service)

Copy to:

Peter H. Schwartz, Esq.

Davis Graham & Stubbs LLP

1550 17th Street, Suite 500

Denver, CO 80202

This post-effective amendment no. 1 to the Registration Statement on Form N-14 of the Registrant is being filed solely to add Exhibits 12(a) and 12(b) to Part C of the Registration Statement previously filed with the Commission on August 30, 2019.

FINANCIAL INVESTORS TRUST

PART C

ITEM 15. INDEMNIFICATION

As permitted by Section 17(h) and (i) of the Investment Company Act of 1940, as amended (the “1940 Act”), and pursuant to Article X of the Registrant’s Trust Instrument (Exhibit (a)(1) and (a)(2) to the Registration Statement), Section 1.10 of the Distribution Agreement (Exhibit I(1) to the Registration Statement) and Section 15 of the Distribution Agreement (Exhibit I(6) to the Registration Statement), officers, trustees, employees and agents of the Registrant will not be liable to the Registrant, any shareholder, officer, trustee, employee, agent or other person for any action or failure to act, except for bad faith, willful misfeasance, gross negligence or reckless disregard of duties, and those individuals may be indemnified against liabilities in connection with the Registrant, subject to the same exceptions.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), may be permitted to trustees, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant understands that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a trustee, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The Registrant has purchased an insurance policy insuring its officers and trustees against liabilities, and certain costs of defending claims against such officers and trustees, to the extent such officers and trustees are not found to have committed conduct constituting willful misfeasance, bad faith, gross negligence or reckless disregard in the performance of their duties. The insurance policy also insures the Registrant against the cost of indemnification payments to officers under certain circumstances.

The Registrant hereby undertakes that it will apply the indemnification provisions of its Declaration of Trust and Distribution Agreements in a manner consistent with Release No. 11330 of the Securities and Exchange Commission under the 1940 Act so long as the interpretations of Section 17(h) and 17(i) of such Act remain in effect and are consistently applied.

ITEM 16. EXHIBITS

(1)	(a)	Trust Instrument of Registrant is incorporated by reference to the Post-Effective Amendment No. 7 to Registrant’s Registration Statement filed on August 28, 1997. (Accession No. 0000912057-97-029391)

	(b)	Revised Trust Instrument of Registrant is incorporated by reference to the Post-Effective Amendment No. 7 to Registrant’s Registration Statement filed on August 28, 1997. (Accession No. 0000912057-97-029391)

	(c)	Amendment to Trust Instrument of Registrant dated August 7, 2009 is incorporated by reference to the Post-Effective Amendment No. 40 to Registrant’s Registration Statement filed on August 28, 2009. (Accession No. 0001104659-09-052283)

(2)	(a)	By-Laws of Registrant is incorporated by reference to the Post-Effective Amendment No. 7 to Registrant’s Registration Statement filed on August 28, 1997. (Accession No. 0000912057-97-029391)

	(b)	Revised By-Laws of Registrant is incorporated by reference to the Post-Effective Amendment No. 7 to Registrant’s Registration Statement filed on August 28, 1997. (Accession No. 0000912057-97-029391)

	(c)	Amendment to By-Laws of Registrant dated April 25, 2008 is incorporated by reference to the Post-Effective Amendment No. 34 to Registrant’s Registration Statement filed on May 6, 2008. (Accession No. 0001104659-08-030253)

(3)		Voting Trust Agreements – not applicable.

(4)		Form of Agreement and Plan of Reorganization –is incorporated by reference to Exhibit A to the Information Statement/Prospectus contained in Pre-Effective Amendment No. 2 to Registrant’s Form N-14 filed on August 30, 2019 (0001398344-19-015914).

(5)		Provisions of instruments defining rights of security holders are contained in Articles 2 and 7 of the Declaration of Trust (incorporated herein by reference to Exhibit (1)(a) of this filing).

(6)	(a)	Investment Advisory Agreement dated May 31, 2018 between Registrant and ALPS Advisors, Inc. with respect to the RiverFront Asset Allocation Growth (f/k/a RiverFront Global Allocation Fund), RiverFront Asset Allocation Growth & Income (f/k/a RiverFront Dynamic Equity Income Fund) and RiverFront Asset Allocation Moderate (f/k/a RiverFront Moderate Growth & Income Fund) is incorporated by reference to the Post-Effective Amendment No. 218 to the Registrant’s Registration Statement filed on August 28, 2018. (Accession No. 0001398344-18-012661)

	(b)	Amendment dated August 3, 2018 to the Investment Advisory Agreement dated May 31, 2018 between Registrant and ALPS Advisors, Inc. with respect to the RiverFront Asset Allocation Growth (f/k/a RiverFront Global Allocation Fund), RiverFront Asset Allocation Growth & Income (f/k/a RiverFront Dynamic Equity Income Fund) and RiverFront Asset Allocation Moderate (f/k/a RiverFront Moderate Growth & Income Fund) is incorporated by reference to the Post-Effective Amendment No. 218 to the Registrant’s Registration Statement filed on August 28, 2018. (Accession No. 0001398344-18-012661)

	(c)	Investment Sub-Advisory Agreement dated May 31, 2018 among Registrant, ALPS Advisors, Inc. and RiverFront Asset Allocation Aggressive (f/k/a RiverFront Global Growth Fund), RiverFront Asset Allocation Growth (f/k/a RiverFront Global Allocation Fund), RiverFront Asset Allocation Growth & Income (f/k/a RiverFront Dynamic Equity Income Fund), RiverFront Asset Allocation Moderate (f/k/a RiverFront Moderate Growth & Income Fund) and RiverFront Asset Allocation Income & Growth (f/k/a RiverFront Conservative Income Builder Fund) is incorporated by reference to the Post-Effective Amendment No. 218 to the Registrant’s Registration Statement filed on August 28, 2018. (Accession No. 0001398344-18-012661)

	(d)	Amendment dated August 3, 2018 to the Investment Sub-Advisory Agreement May 31, 2018 among Registrant, ALPS Advisors, Inc. and RiverFront Asset Allocation Aggressive (f/k/a RiverFront Global Growth Fund), RiverFront Asset Allocation Growth (f/k/a RiverFront Global Allocation Fund), RiverFront Asset Allocation Growth & Income (f/k/a RiverFront Dynamic Equity Income Fund), RiverFront Asset Allocation Moderate (f/k/a RiverFront Moderate Growth & Income Fund) and RiverFront Asset Allocation Income & Growth (f/k/a RiverFront Conservative Income Builder Fund) is incorporated by reference to the Post-Effective Amendment No. 218 to the Registrant’s Registration Statement filed on August 28, 2018. (Accession No. 0001398344-18-012661)

(7)	(a)	Distribution Agreement dated April 16, 2018 between Registrant and ALPS Portfolio Solutions Distributor, Inc. with respect to the ALPS | Red Rocks Listed Private Equity Fund, ALPS | WMC Research Value Fund (f/k/a ALPS | WMC Disciplined Value Fund), Clough China Fund, ALPS | CoreCommodity Management CompleteCommodities Strategy Fund, RiverFront Asset Allocation Aggressive (f/k/a RiverFront Global Growth Fund), RiverFront Asset Allocation Growth (f/k/a RiverFront Global Allocation Fund), RiverFront Asset Allocation Growth & Income (f/k/a RiverFront Dynamic Equity Income Fund), RiverFront Asset Allocation Moderate (f/k/a RiverFront Moderate Growth & Income Fund) and RiverFront Asset Allocation Income & Growth (f/k/a RiverFront Conservative Income Builder Fund), ALPS | Kotak India Growth Fund, ALPS | Alerian MLP Infrastructure Index Fund and ALPS | Metis Global Micro Cap Value Fund is incorporated by reference to the Post-Effective Amendment No. 218 to the Registrant’s Registration Statement filed on August 28, 2018. (Accession No. 0001398344-18-012661)

	(b)	Amendment dated April 16, 2018 to Distribution Agreement dated April 16, 2018 between Registrant and ALPS Portfolio Solutions Distributor, Inc. with respect to the ALPS | Red Rocks Listed Private Equity Fund, ALPS | WMC Research Value Fund (f/k/a ALPS | WMC Disciplined Value Fund), Clough China Fund, ALPS | CoreCommodity Management CompleteCommodities Strategy Fund, RiverFront Asset Allocation Aggressive (f/k/a RiverFront Global Growth Fund), RiverFront Asset Allocation Growth (f/k/a RiverFront Global Allocation Fund), RiverFront Asset Allocation Growth & Income (f/k/a RiverFront Dynamic Equity Income Fund), RiverFront Asset Allocation Moderate (f/k/a RiverFront Moderate Growth & Income Fund) and RiverFront Asset Allocation Income & Growth (f/k/a RiverFront Conservative Income Builder Fund), ALPS | Kotak India Growth Fund and ALPS | Alerian MLP Infrastructure Index Fund, ALPS | Metis Global Micro Cap Value Fund, ALPS | Smith Short Term Duration Bond Fund and ALPS | Smith Total Return Bond Fund is incorporated by reference to the Post-Effective Amendment No. 218 to the Registrant’s Registration Statement filed on August 28, 2018. (Accession No. 0001398344-18-012661)

	(c)	Amendment dated April 27, 2018 to Distribution Agreement dated April 16, 2018 between Registrant and ALPS Portfolio Solutions Distributor, Inc. with respect to the ALPS | Red Rocks Listed Private Equity Fund, ALPS | WMC Research Value Fund (f/k/a ALPS | WMC Disciplined Value Fund), Clough China Fund, ALPS | CoreCommodity Management CompleteCommodities Strategy Fund, RiverFront Asset Allocation Aggressive (f/k/a RiverFront Global Growth Fund), RiverFront Asset Allocation Growth (f/k/a RiverFront Global Allocation Fund), RiverFront Asset Allocation Growth & Income (f/k/a RiverFront Dynamic Equity Income Fund), RiverFront Asset Allocation Moderate (f/k/a RiverFront Moderate Growth & Income Fund), RiverFront Asset Allocation Income & Growth (f/k/a RiverFront Conservative Income Builder Fund), ALPS | Kotak India Growth Fund, ALPS | Metis Global Micro Cap Value Fund, ALPS | Smith Short Term Duration Bond Fund and ALPS | Smith Total Return Bond Fund is incorporated by reference to the Post-Effective Amendment No. 218 to the Registrant’s Registration Statement filed on August 28, 2018. (Accession No. 0001398344-18-012661)

	(d)	Form of Selling Agreement between ALPS Portfolio Solutions Distributor, Inc. and Broker/Dealer is incorporated by reference to the Post-Effective Amendment No. 114 to Registrant’s Registration Statement filed on May 15, 2013. (Accession No. 0001193125-13-221986)

	(e)	Form of Shareholder Servicing Agreement between ALPS Portfolio Solutions Distributor, Inc. and servicing firm is incorporated by reference to the Post-Effective Amendment No. 114 to Registrant’s Registration Statement filed on May 15, 2013. (Accession No. 0001193125-13-221986)

	(f)	Form of Fund-SERV Agreement between ALPS Portfolio Solutions Distributor, Inc. and servicing firm is incorporated by reference to the Post-Effective Amendment No. 114 to Registrant’s Registration Statement filed on May 15, 2013. (Accession No. 0001193125-13-221986)

	(g)	Form of Trust Networking Agreement between ALPS Portfolio Solutions Distributor, Inc. and servicing firm is incorporated by reference to the Post-Effective Amendment No. 114 to Registrant’s Registration Statement filed on May 15, 2013. (Accession No. 0001193125-13-221986)

(8)		Bonus, profit sharing, pension or other similar contracts or arrangements – not applicable.

(9)	(a)	Master Custodian Agreement dated June 1, 2013 between Registrant and State Street Bank and Trust Company with respect to certain series of the Trust is incorporated by reference to the Post-Effective Amendment No. 125 to Registrant’s Registration Statement filed on November 27, 2013. (Accession No. 0001193125-13-456873)

	(b)	Amendment dated December 9, 2013 to the Master Custodian Agreement dated June 1, 2013 relating to the ALPS | Red Rocks Listed Private Equity Fund, ALPS | WMC Disciplined Value Fund, Clough China Fund, ALPS | CoreCommodity Management CompleteCommodities Strategy Fund, RiverFront Asset Allocation Aggressive (f/k/a RiverFront Global Growth Fund), RiverFront Asset Allocation Growth (f/k/a RiverFront Global Allocation Fund), RiverFront Asset Allocation Growth & Income (f/k/a RiverFront Dynamic Equity Income Fund), RiverFront Asset Allocation Moderate (f/k/a RiverFront Moderate Growth & Income Fund) and RiverFront Asset Allocation Income & Growth (f/k/a RiverFront Conservative Income Builder Fund) is incorporated by reference to the Post-Effective Amendment No. 194 to the Registrant’s Registration Statement filed on May 10, 2017. (Accession No. 0001398344-17-006185)

(10)	(a)	Amended Distribution and Services Plan – ALPS | Red Rocks Listed Private Equity Fund, ALPS | WMC Research Value Fund (f/k/a ALPS | WMC Disciplined Value Fund), Clough China Fund, ALPS | CoreCommodity Management CompleteCommodities Strategy Fund, RiverFront Asset Allocation Aggressive (f/k/a RiverFront Global Growth Fund), RiverFront Asset Allocation Growth (f/k/a RiverFront Global Allocation Fund), RiverFront Asset Allocation Growth & Income (f/k/a RiverFront Dynamic Equity Income Fund), RiverFront Asset Allocation Moderate (f/k/a RiverFront Moderate Growth & Income Fund) and RiverFront Asset Allocation Income & Growth (f/k/a RiverFront Conservative Income Builder Fund), ALPS | Kotak India Growth, ALPS | Metis Global Micro Cap Value Fund (f/k/a ALPS | Metis Global Micro Cap Fund, ALPS | Smith Total Return Bond Fund and ALPS | Smith Short Term Bond Fund, Investor Class (f/k/a Class A) is incorporated by reference to the Post-Effective Amendment No. 215 t)o the Registrant’s Registration Statement filed on June 29, 2018. (Accession No. 0001398344-18-009531)

	(b)	Amended Distribution and Services Plan – ALPS | Red Rocks Listed Private Equity Fund, ALPS | WMC Research Value Fund, Clough China Fund, ALPS | CoreCommodity Management CompleteCommodities Strategy Fund, RiverFront Asset Allocation Aggressive (f/k/a RiverFront Global Growth Fund), RiverFront Asset Allocation Growth (f/k/a RiverFront Global Allocation Fund), RiverFront Asset Allocation Growth & Income (f/k/a RiverFront Dynamic Equity Income Fund), RiverFront Asset Allocation Moderate (f/k/a RiverFront Moderate Growth & Income Fund) and RiverFront Asset Allocation Income & Growth (f/k/a RiverFront Conservative Income Builder Fund), ALPS | Kotak India Growth, ALPS | Metis Global Micro Cap Value Fund (f/k/a ALPS | Metis Global Micro Cap Fund, ALPS | Smith Total Return Bond Fund and ALPS | Smith Short Term Bond Fund, Class C is incorporated by reference to the Post-Effective Amendment No. 215 to the Registrant’s Registration Statement filed on June 29, 2018. (Accession No. 0001398344-18-009531)

(c)	Amended Distribution and Services Plan – ALPS | Red Rocks Listed Private Equity Fund, ALPS | WMC Research Value Fund (f/k/a ALPS | WMC Disciplined Value Fund), Clough China Fund, ALPS | CoreCommodity Management CompleteCommodities Strategy Fund, RiverFront Asset Allocation Aggressive (f/k/a RiverFront Global Growth Fund), RiverFront Asset Allocation Growth (f/k/a RiverFront Global Allocation Fund), RiverFront Asset Allocation Growth & Income (f/k/a RiverFront Dynamic Equity Income Fund), RiverFront Asset Allocation Moderate (f/k/a RiverFront Moderate Growth & Income Fund) and RiverFront Asset Allocation Income & Growth (f/k/a RiverFront Conservative Income Builder Fund), ALPS | Kotak India Growth, ALPS | Metis Global Micro Cap Value Fund (f/k/a ALPS | Metis Global Micro Cap Fund, ALPS | Smith Total Return Bond Fund and ALPS | Smith Short Term Bond Fund, Class A is incorporated by reference to the Post-Effective Amendment No. 215 to the Registrant’s Registration Statement filed on June 29, 2018. (Accession No. 0001398344-18-009531)

(d)	Distribution and Services Plan – RiverFront Asset Allocation Aggressive (f/k/a RiverFront Global Growth Fund), Investor Class II (f/k/a Investor Class) is incorporated by reference to the Post-Effective Amendment No. 206 to the Registrant’s Registration Statement filed on February 28, 2018. (Accession No. 0001398344-18-003063)

(e)	Amended Shareholder Services Plan – ALPS | Red Rocks Listed Private Equity Fund, ALPS | WMC Research Value Fund (f/k/a ALPS | WMC Disciplined Value Fund), Clough China Fund, ALPS | CoreCommodity Management CompleteCommodities Strategy Fund, RiverFront Asset Allocation Aggressive (f/k/a RiverFront Global Growth Fund), RiverFront Asset Allocation Growth (f/k/a RiverFront Global Allocation Fund), RiverFront Asset Allocation Growth & Income (f/k/a RiverFront Dynamic Equity Income Fund), RiverFront Asset Allocation Moderate (f/k/a RiverFront Moderate Growth & Income Fund) and RiverFront Asset Allocation Income & Growth (f/k/a RiverFront Conservative Income Builder Fund), ALPS | Kotak India Growth, ALPS | Smith Total Return Bond Fund and ALPS | Smith Short Term Bond Fund, Class C is incorporated by reference to the Post-Effective Amendment No. 215 to the Registrant’s Registration Statement filed on June 29, 2018. (Accession No. 0001398344-18-009531)

(f)	Amended Rule 18f-3 Plan – ALPS | Red Rocks Listed Private Equity Fund, ALPS | WMC Research Value Fund (f/k/a ALPS | WMC Disciplined Value Fund), Clough China Fund, ALPS | CoreCommodity Management CompleteCommodities Strategy Fund, RiverFront Asset Allocation Aggressive (f/k/a RiverFront Global Growth Fund), RiverFront Asset Allocation Growth (f/k/a RiverFront Global Allocation Fund), RiverFront Asset Allocation Growth & Income (f/k/a RiverFront Dynamic Equity Income Fund), RiverFront Asset Allocation Moderate (f/k/a RiverFront Moderate Growth & Income Fund) and RiverFront Asset Allocation Income & Growth (f/k/a RiverFront Conservative Income Builder Fund), ALPS | Kotak India Growth Fund, ALPS | Metis Global Micro Cap Value Fund (f/k/a ALPS | Metis Global Micro Cap Fund, ALPS | Smith Total Return Bond Fund and ALPS | Smith Short Term Bond Fund is incorporated by reference to the Post-Effective Amendment No. 215 to the Registrant’s Registration Statement filed on June 29, 2018. (Accession No. 0001398344-18-009531)

(11)		Opinion and Consent of Davis Graham & Stubbs LLP regarding legality of issuance of shares and other matters is incorporated by reference to Pre-Effective Amendment No. 2 to Registrant’s Form N-14 filed on August 30, 2019 (Accession No. 0001398344-19-015914).

(12)	(a)	Opinion and Consent of Davis Graham & Stubbs regarding the reorganization of RiverFront Asset Allocation Income & Growth into RiverFront Asset Allocation Moderate tax matters dated September 18, 2019– filed herewith.

	(b)	Opinion and Consent of Davis Graham & Stubbs regarding the reorganization of RiverFront Asset Allocation Growth into RiverFront Asset Allocation Growth & Income tax matters dated September 18, 2019– filed herewith.

(13)	(a)	Transfer Agency and Service Agreement dated October 1, 2007 between Registrant and ALPS Fund Services, Inc. with respect to the ALPS | Red Rocks Listed Private Equity Fund (f/k/a Listed Private Equity Fund) is incorporated by reference to the Post-Effective Amendment No. 33 to Registrant’s Registration Statement filed on November 20, 2007. (Accession No. 0001104659-07-084426)

	(b)	Amendment dated August 2, 2010 to Transfer Agency and Service Agreement dated October 1, 2007 between Registrant and ALPS Fund Services, Inc. with respect to the RiverFront Asset Allocation Growth (f/k/a RiverFront Global Allocation Fund), RiverFront Asset Allocation Growth & Income (f/k/a RiverFront Dynamic Equity Income Fund) and RiverFront Asset Allocation Moderate (f/k/a RiverFront Moderate Growth & Income Fund) is incorporated by reference to the Post-Effective Amendment No. 70 to Registrant’s Registration Statement filed on April 29, 2011. (Accession No. 0001193125-11-117880)

	(c)	Amendment dated September 27, 2010 to Transfer Agency and Service Agreement dated October 1, 2007 between Registrant and ALPS Fund Services, Inc. with respect to the RiverFront Asset Allocation Aggressive (f/k/a RiverFront Global Growth Fund) is incorporated by reference to the Post-Effective Amendment No. 70 to Registrant’s Registration Statement filed on April 29, 2011. (Accession No. 0001193125-11-117880)

	(d)	Amendment dated August 31, 2012 to Transfer Agency and Service Agreement dated October 1, 2007 between Registrant and ALPS Fund Services, Inc. with respect to the RiverFront Asset Allocation Income & Growth (f/k/a RiverFront Conservative Income Builder Fund) is incorporated by reference to the Post-Effective Amendment No. 99 to Registrant’s Registration Statement filed on August 28, 2012. (Accession No. 0001193125-12-371742)

	(e)	Amendment dated May 21, 2018 to Transfer Agency and Service Agreement dated October 1, 2007 between Registrant and ALPS Fund Services, Inc. with respect to Class A Shares of ALPS | Red Rocks Listed Private Equity Fund, ALPS | WMC Research Value Fund (f/k/a ALPS | WMC Disciplined Value Fund), Clough China Fund, ALPS | CoreCommodity Management CompleteCommodities Strategy Fund, RiverFront Asset Allocation Aggressive (f/k/a RiverFront Global Growth Fund), RiverFront Asset Allocation Growth (f/k/a RiverFront Global Allocation Fund), RiverFront Asset Allocation Growth & Income (f/k/a RiverFront Dynamic Equity Income Fund), RiverFront Asset Allocation Moderate (f/k/a RiverFront Moderate Growth & Income Fund) and RiverFront Asset Allocation Income & Growth (f/k/a RiverFront Conservative Income Builder Fund), ALPS | Kotak India Growth Fund and ALPS | Metis Global Micro Cap Value Fund (f/k/a ALPS | Metis Global Micro Cap Fund) is incorporated by reference to the Post-Effective Amendment No. 213 to the Registrant’s Registration Statement filed on June 12, 2018. (Accession No. 0001387131-18-002656)

(f)	Fund Accounting and Administration Agreement dated October 1, 2007 between Registrant and ALPS Fund Services, Inc. with respect to the ALPS | Red Rocks Listed Private Equity Fund (f/k/a Listed Private Equity Fund) is incorporated by reference to the Post-Effective Amendment No. 33 to Registrant’s Registration Statement filed on November 20, 2007. (Accession No. 0001104659-07-084426)

(g)	Amendment dated August 2, 2010 to Fund Accounting and Administration Agreement dated October 1, 2007 between Registrant and ALPS Fund Services, Inc. with respect to the RiverFront Asset Allocation Growth (f/k/a RiverFront Global Allocation Fund), RiverFront Asset Allocation Growth & Income (f/k/a RiverFront Dynamic Equity Income Fund) and RiverFront Asset Allocation Moderate (f/k/a RiverFront Moderate Growth & Income Fund) is incorporated by reference to the Post-Effective Amendment No. 70 to Registrant’s Registration Statement filed on April 29, 2011. (Accession No. 0001193125-11-117880)

(h)	Amendment dated September 27, 2010 to Fund Accounting and Administration Agreement dated October 1, 2007 between Registrant and ALPS Fund Services, Inc. with respect to the RiverFront Asset Allocation Aggressive (f/k/a RiverFront Global Growth Fund) is incorporated by reference to the Post-Effective Amendment No. 70 to Registrant’s Registration Statement filed on April 29, 2011. (Accession No. 0001193125-11-117880)

(i)	Amendment dated August 31, 2012 to Fund Accounting and Administration Agreement dated October 1, 2007 between Registrant and ALPS Fund Services, Inc. with respect to the RiverFront Asset Allocation Income & Growth (f/k/a RiverFront Conservative Income Builder Fund) is incorporated by reference to the Post-Effective Amendment No. 99 to Registrant’s Registration Statement filed on August 28, 2012. (Accession No. 0001193125-12-371742)

(j)	Amendment dated February 28, 2018 to Fund Accounting and Administration Agreement dated October 1, 2007 between Registrant and ALPS Fund Services, Inc. with respect to the RiverFront Asset Allocation Aggressive (f/k/a RiverFront Global Growth Fund), RiverFront Asset Allocation Growth (f/k/a RiverFront Global Allocation Fund), RiverFront Asset Allocation Growth & Income (f/k/a RiverFront Dynamic Equity Income Fund), RiverFront Asset Allocation Moderate (f/k/a RiverFront Moderate Growth & Income Fund) and RiverFront Asset Allocation Income & Growth (f/k/a RiverFront Conservative Income Builder Fund) is incorporated by reference to the Post-Effective Amendment No. 206 to the Registrant’s Registration Statement filed on February 28, 2018 (Accession No. 0001398344-18-003063, and also Pre-Effective Amendment No. 2 to Registrant’s Form N-14 filed on August 30, 2019 (Accession No. 0001398344-19-015914))

(k)	Amendment dated May 21, 2018 to Fund Accounting and Administration Agreement dated October 1, 2007 between Registrant and ALPS Fund Services, Inc. with respect to Class A Shares of ALPS | Red Rocks Listed Private Equity Fund, ALPS | WMC Research Value Fund (f/k/a ALPS | WMC Disciplined Value Fund), Clough China Fund, ALPS | CoreCommodity Management CompleteCommodities Strategy Fund, RiverFront Asset Allocation Aggressive (f/k/a RiverFront Global Growth Fund), RiverFront Asset Allocation Growth (f/k/a RiverFront Global Allocation Fund), RiverFront Asset Allocation Growth & Income (f/k/a RiverFront Dynamic Equity Income Fund), RiverFront Asset Allocation Moderate (f/k/a RiverFront Moderate Growth & Income Fund) and RiverFront Asset Allocation Income & Growth (f/k/a RiverFront Conservative Income Builder Fund), ALPS | Kotak India Growth Fund and ALPS | Metis Global Micro Cap Value Fund (f/k/a ALPS | Metis Global Micro Cap Fund) is incorporated by reference to the Post-Effective Amendment No. 213 to the Registrant’s Registration Statement filed on June 12, 2018. (Accession No. 0001387131-18-002656)

	(l)	Amendment dated April 30, 2018 to Fund Accounting and Administration Agreement dated October 1, 2007 between Registrant and ALPS Fund Services, Inc. with respect to the ALPS | Red Rocks Listed Private Equity Fund, ALPS | WMC Research Value Fund (f/k/a ALPS | WMC Disciplined Value Fund), Clough China Fund, ALPS | CoreCommodity Management CompleteCommodities Strategy Fund, RiverFront Asset Allocation Aggressive (f/k/a RiverFront Global Growth Fund), RiverFront Asset Allocation Growth (f/k/a RiverFront Global Allocation Fund), RiverFront Asset Allocation Growth & Income (f/k/a RiverFront Dynamic Equity Income Fund), RiverFront Asset Allocation Moderate (f/k/a RiverFront Moderate Growth & Income Fund) and RiverFront Asset Allocation Income & Growth (f/k/a RiverFront Conservative Income Builder Fund), ALPS | Kotak India Growth Fund, ALPS | Metis Global Micro Cap Value Fund, ALPS | Smith Total Return Bond Fund and ALPS | Smith Short Term Bond Fund is incorporated by reference to the Post-Effective Amendment No. 218 to the Registrant’s Registration Statement filed on August 28, 2018. (Accession No. 0001398344-18-012661)

(14)		Other opinions - Consent of Independent Registered Public Accounting Firm is incorporated by reference to Pre-Effective Amendment No. 2 to Registrant’s Form N-14 filed on August 30, 2019 (Accession No. 0001398344-19-015914).

(15)		Omitted financial statements – not applicable.

(16)		Powers of Attorney incorporated by reference to Pre-Effective Amendment No. 2 to Registrant’s Form N-14 filed on August 30, 2019 (Accession No. 0001398344-19-015914).

ITEM 17. UNDERTAKINGS

(1) The undersigned registrant agrees that prior to any public reoffering of the securities registered through the use of a prospectus which is a part of this registration statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) of the Securities Act, the reoffering prospectus will contain the information called for by the applicable registration form for by the applicable registration form for the reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) The undersigned registrant agrees that every prospectus that is filed under paragraph (1) above will be filed as a part of an amendment to the registration statement and will not be used until the amendment is effective, and that, in determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement for the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering of them.

(3) The undersigned registrant agrees to file in a post-effective amendment to this registration statement a final tax opinion promptly subsequent to the closing of the transaction.

Exhibit List

Exhibits	Description
(12)(a)	Form of Opinion and Consent of Davis Graham & Stubbs regarding the reorganization of RiverFront Asset Allocation Income & Growth into RiverFront Asset Allocation Moderate tax matters dated September 18, 2019.
(12)(b)	Opinion and Consent of Davis Graham & Stubbs regarding the reorganization of RiverFront Asset Allocation Growth into RiverFront Asset Allocation Growth & Income tax matters dated September 18, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form N-14 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Denver, and State of Colorado, on November 25, 2019.

FINANCIAL INVESTORS TRUST
(Registrant)

By:	/s/ Bradley J. Swenson
Bradley J. Swenson
President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Edmund J. Burke	Trustee	November 25, 2019
Edmund J. Burke*

/s/ Jeremy W. Deems	Trustee	November 25, 2019
Jeremy W. Deems*

/s/ Mary K. Anstine	Trustee and Chairman	November 25, 2019
Mary K. Anstine*

/s/ Jerry G. Rutledge	Trustee	November 25, 2019
Jerry G. Rutledge*

/s/ Michael “Ross” Shell	Trustee	November 25, 2019
Michael “Ross” Shell*

/s/ Bradley J. Swenson	President, Principal Executive Officer	November 25, 2019
Bradley J. Swenson

/s/ Kimberly R. Storms	Treasurer, Principal Financial Officer, Principal Accounting Officer	November 25, 2019
Kimberly R. Storms

*	Signature affixed by Karen Gilomen pursuant to a power of attorney dated August 30, 2019.